EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50912, 333-88313, and 333-106325 on Form S-8 of our report (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007 and the adoption of SFAS No. 123(R), Share-based Payment, effective January 1, 2006) dated March 17, 2008, relating to the financial statements of Edgewater Technology, Inc., and our report dated March 17, 2008 related to the effectiveness of Edgewater Technology, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 17, 2008